Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Appoints Ahmad Filsoof as Vice President of Strategic Initiatives

SYRACUSE, N.Y. – (BUSINESS WIRE) – June 22, 2022 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) announced today the appointment of Ahmad Filsoof as Vice President of Strategic Initiatives, a new position, to further the Company’s strategic capabilities and commitment to business innovation. Mr. Filsoof comes to Carrols with over 15 years of experience in strategy development and planning, business and consumer insights, performance management, consulting, and technology.
Prior to joining Carrols, Mr. Filsoof was Head of Sales Strategy, Operations, Enablement, and Planning at Amazon Web Services from May 2020 to January 2022, where he led business strategy and planning, forecasting, management reporting, and go-to-market strategy. Before Amazon Web Services, Mr. Filsoof worked at McDonald’s from August 2017 until January 2020, where, among other things, he served as Senior Director, Strategy, Insights, and Strategic Initiatives. In that role, Mr. Filsoof led strategy and planning for the company’s U.S. division. He was also responsible for measuring performance and providing consumer and business insights.
Prior to joining McDonald’s, Mr. Filsoof was a management consultant for ten years. Most recently, he was a Principal at The Boston Consulting Group, where he led client engagements across a range of industries, including retail, CPG, and food services.
Mr. Filsoof earned an MBA from The University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of California, Berkeley.
“We are delighted to have Ahmad join the Carrols team in this new position,” said Paulo Pena, the President and Chief Executive Officer of Carrols. “Ahmad brings considerable talent and experience to the Company from his work across a variety of industries and I know our executive team will benefit greatly from his ability to think strategically and offer new insights which will help us innovate and advance our business.”
“I am very excited to join Carrols,” stated Ahmad Filsoof. “I look forward to working with its talented management team to help improve operations and profitability and empower the team to excel.”
About the Company
Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,026 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.
Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including, without limitation, the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.